UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Schedule 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(g))

☐	Definitive Information Statement

AGRICON GLOBAL CORPORATION
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which Transaction applies: N/A
2)	Aggregate number of securities to which Transaction applies: N/A
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4)	Proposed maximum aggregate value of Transaction : N/A
5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

AGRICON GLOBAL CORPORATION
922 Chappel Valley Loop
Lehi, Utah 84043
(801) 592-3000

Dear Stockholder:

This letter and accompanying information statement is being furnished to the stockholders of AGRICON GLOBAL CORPORATION, a Delaware corporation (the “Company,” “we,” or “our”), to inform them of certain corporate actions intended to be taken by the Company.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

The corporate actions described in the accompanying information statement were approved by our Board of Directors (the “Board”) and by the written consent of holders of a majority of our issued and outstanding common stock.  Under Section 228 of the Delaware General Corporation Law, and our Bylaws, as the same may be amended from time to time, we may effect the corporate actions described in the accompanying information statement without a meeting or vote of our stockholders if stockholders holding a majority of our issued and outstanding common stock have consented to such actions in writing.  Accordingly, we are not asking for your vote on these matters and the accompanying information statement is being furnished solely for the purpose of informing you of the corporate actions described therein before they take effect.

The corporate actions described in the accompanying information statement include an amendment and restatement of the Company’s Certificate of Incorporation to

1.	Change the Company’s name to StrategaBiz, Inc.; and
2.	Effect a 30-for-1 reverse split of our common stock.

Stockholders who own fewer than 30 shares of our common stock immediately before the effective time of the reverse stock split will no longer hold any of such shares after the transactions and instead will be entitled to receive $0.10 cash for each such share.  The Company expects to pay approximately $141.90 in the aggregate to purchase approximately 1,419 shares of common stock in the transactions (approximately 0.00014 % of our total outstanding shares), and to thereby reduce the number of record stockholders of the company from approximately 810 to approximately 420.  Each of these estimates uses the mean of a range of possible outcomes that we calculated using certain assumptions about shares held in street name.

 The accompanying information statement contains details of the corporate actions described above.  You are urged to read it carefully and in its entirety.

The accompanying information statement is first being mailed to our stockholders on or after November 25, 2014 to stockholders of record as of that date.  The corporate actions described therein will take effect no earlier than 20 calendar days after the accompanying information statement is first mailed to our stockholders, or on or after December 15, 2014.

Thank you for your continued support.

Sincerely,

/s/ Robert K. Bench, President

AGRICON GLOBAL CORPORATION

INFORMATION STATEMENT

CONCERNING CORPORATE ACTIONS AUTHORIZED BY WRITTEN
CONSENT OF STOCKHOLDERS OWNING A MAJORITY
OF SHARES OF VOTING SECURITIES ENTITLED TO VOTE THEREON

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

This Information Statement is being furnished to the stockholders of Agricon Global Corporation, a Delaware corporation ("Company," "we' or "us"), to advise them of the corporate actions described herein, which have been authorized by the written consent of holders of a majority of the Company's common stock. This action is being taken in accordance with the requirements of the general corporation law of the State of Delaware ("DGCL").

The Company's Board of Directors has determined that the close of business on November 25, 2014 is the record date ("Record Date") for the stockholders entitled to notice about the actions authorizing: (i) the change in the name of the Company from "Agricon Global Corporation" to "StrategaBiz, Inc."; (ii) a reverse split of the Company's currently outstanding common stock on a basis of 30-for-1 and the rounding to the nearest share for fractional interests as herein provided.  The foregoing actions are referred to herein individually as the "Action" or collectively as the "Actions".

Under Section 228 of the DGCL, any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the approval of the Actions must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

On November 7, 2014, World Wide Investment Fund, Ltd, Stratega ApS and Brian Mertz, the owners of record of an aggregate of 66,000,000 shares of the Company's common stock, representing approximately 66.9% of the outstanding common stock of the Company, executed and delivered to the Company a written consent authorizing and approving each of the Actions.

Accordingly, all of the above Actions have been approved by holders representing approximately 66.9% of the Company's outstanding common stock. As such, no vote or further action of the stockholders of the Company is required to approve the Actions. You are hereby being provided with notice of the approval of the Actions by less than unanimous written consent of the stockholders of the Company. However, under federal law, these Actions will not be effective until at least 20 days after this Information Statement has first been sent to stockholders or on or after December 15, 2014.

On November 5, 2014, the Board of Directors approved each of the Actions and authorized the Company's officers to deliver this Information Statement.

The executive offices of the Company are located at 922 Chappel Valley Loop, Lehi, Utah 84043, and its telephone number is (801) 592-3000.

This Information Statement will first be mailed to stockholders on or about November 25, 2015 and is being furnished for informational purposes only.

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

No officer or director or principal shareholder has a substantial or material interest in the favorable outcome of these Actions other than as discussed herein.

VOTING SECURITIES

The Company had shares of its common stock issued and outstanding at the time of the stockholder action. As of the date of the stockholder action, there were 98,660,002 shares of common stock issued and outstanding and no issued and outstanding shares of preferred stock.

Each share of common stock is entitled to one vote on all matters submitted to the holders of common stock for their approval. The consent of the holders of a majority of the Company’s common stock was necessary to authorize each of the Actions described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned by the following persons or groups as of November 14, 2014 (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In determining the percentages, the following table assumes 98,660,002 shares of our common stock are issued and outstanding.

	Amount and Nature of		Percent of Class of
Name and Address	Beneficial Ownership (1)		Common Stock
Brian Mertz	66,000,000	(2)	66.90%
922 Chappel Valley Loop
Lehi, Utah 84043

Stephen Abu	8,755,000	(3)	8.87%
922 Chappel Valley Loop
Lehi, Utah 84043

Africa Agriculture B.V.	5,793,168		5.87%
Laan Copes van Cattenburch 52
2585 GB Den Haag, Netherlands

Robert Bench, President and Director	2,389,084	(4)	2.42%
626 East 1820 North
Orem, Utah 84097

Alan Kronborg	1,101,128		1.12%
922 Chappel Valley Loop
Lehi, Utah 84043

Rene Dyring Mikkelsen, Director	830,639	(5)	0.84%
Classensgade 5 3.tv
DK-2100 Copenhagen, Denmark

Soren Jonassen, Director	265,887		0.27%
Hvedevej 4
2765 Smorum, Denmark

Peter Opata, Director	87,368		0.09%
922 Chappel Valley Loop
Lehi, Utah 84043

All current executive officers and
directors as a group (5 persons)	4,674,106		4.74%

(1)	Except as indicated below, each person has sole and voting and/or investment power over the shares listed, subject to applicable community property laws. There are no options granted or outstanding.
(2)
Includes 29,428,571 shares owned by World Wide Investment Fund and 10,000,000 shares owned by Stratega ApS, which may be deemed to be beneficially owned by Mr. Mertz who is a control person in each company.

(3)
Includes 4,755,000 shares owned by African Heavy Machinery and 3,500,000 shares owned by Ghana Journeys Limited, which may be deemed to be beneficially owned by Mr. Abu who is a control person in each company.

(4) (5)
Includes 269,993 shares owned by Vector Capital, LLC, which may be deemed to be beneficially owned by Mr. Bench who is the managing member of Vector Capital LLC.
Includes 750,000 shares owned by BE Venture ApS, which may be deemed to be beneficially owned by Mr. Mikkelsen, who is the managing member of BE Venture ApS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company's securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities) and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers and beneficial owners of more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Except as otherwise set forth herein, based solely on a review of the copies of such forms furnished to the Company, or written representations that no reports were required, the Company believes that for the fiscal year ended June 30, 2014, beneficial owners complied with the Section 16(a) filing requirements applicable to them in that each officer, director and beneficial owner of 10% or more of the Company's securities filed the applicable Forms 3, 4 or 5 with the SEC.

DIRECTORS AND OFFICERS

The following table sets forth certain information for the proposed incoming directors and incoming officers after the forthcoming change in officers and directors.

Name	Age	Position	Term of Office

Brian Mertz	39	Director	One year
		Chief Executive Officer
Soren Jonassen	47	Director, Chairman	One year
Ole Segetty	55	Director	One year
Robert K. Bench	65	President, Chief Financial Officer	One year

             The Board of Directors is comprised of only one class. All of the directors serve for a term of one year and until their successors are elected at the Company’s annual shareholders’ meeting and are qualified, subject to removal by the Company’s shareholders. Each executive officer serves, at the pleasure of the Board of Directors, for a term of one year and until his successor is elected at a meeting of the Board of Directors and is qualified.

             Our Board of Directors believes that its members encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our Directors and Officer includes each director’s and officer’s experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director and/or executive officer.

The following describes the business experience of the director and executive officers prior to their appointments:

Brian Mertz, Chief Executive Officer and Director

Mr Mertz has over fifteen years of experience working with start-up enterprises where he has served on management teams, boards of directors and in executive level management positions.  Mr. Mertz has special qualifications within international negotiations, merger & acquisitions, public offerings, sales, business development and business-to-business marketing. Mr. Mertz served as Chief Operations Officer of the Nasdaq listed IT-security company EuroTrust in the period of 2001 to 2004, where he worked with the company’s largest shareholder, VeriSign (now Symantec).  Mr. Mertz was the co-founder and Chief Executive Officer of Guava A/S, a Danish online marketing company listed on the Danish Stock Exchange from the period 2004 to 2009 and Chief Executive Officer of the Norwegian listed entertainment company NIO Inc. during the period 2012 to 2014. Mr Mertz is educated with a BA in Organization and Marketing from Niels Brock Business College in Copenhagen, Denmark.

Ole Sigetty, Director

Mr. Sigetty is an experienced professional with more than 30 years as an attorney-at-law in Denmark.  Mr. Sigetty is admitted to the Supreme Court of Denmark where he appears regularly. Mr. Sigetty is a senior partner of the Law Firm Németh & Sigetty A/S, Copenhagen, Denmark. During his professional work, Mr. Sigetty, has practiced business law and litigation with a focus on M&A transactions, contract law, and public listings. Mr. Sigetty has served on several boards as both director chairman including the position of chairman of the board of Guava A/S, a Danish online marketing company listed on the Danish Stock Exchange in the period 2004-2009, director and chairman of the board Norwegian listed entertainment company, Nio Inc., in the period 2012-2013, director and chairman of the board of International Food Science Center A/S and director of MMC Optical A/S, director of Seven Seas Clothing Co. A/S.  Mr. Sigetty holds a Master of Arts in Journalism and Public Affairs from the American University in Washington D.C.

Soren Jonassen, Chairman

Mr. Jonassen is an experienced professional with over 25 years in audit profession in Denmark. He was appointed as a certified public accountant in 1996 and served as audit manager in Arthur Andersen until 1996 and has been serving as audit partner in Crowe Horwath Denmark since 1996. Mr. Jonassen is a certified public accountant and has served as CEO of Crowe Horwath where he was also International liaison partner establishing a professional world-wide network. During his professional work he has assisted start-ups and a large number of small to midsized companies, including assisting with IPO’s in Denmark and USA. Mr. Jonassen has specialized in IFRS public reporting and conversion process.  He has been an adviser in large M&A transactions, and has been co-founder of a number of private companies in Denmark in a number of different sectors.  Mr. Jonassen holds a degree of masters in business economy from Copenhagen Business School.

Robert K. Bench, President and Chief Financial Officer

Robert K. Bench has served as our President and Chief Financial Officer since October 2007 and as a member of our Board of Directors since December 2007.  Mr. Bench was a founder and since April 1999 has been a managing member of BayHill Group LC, a consulting group focused on assisting microcap companies (“BayHill Group”). From January 2005 until April 2007, he also served as the Chief Financial Officer of Innuity, Inc. (INNU), software as a service company that delivers applications for small business. From November 2000 until August 2004, he also served as Chief Financial Officer of The SCO Group (SCOX), a developer and marketer of software applications and operating systems. Mr. Bench is a certified public accountant and holds a bachelor degree in accounting from Utah State University.

Terms of Office

             The Company’s directors were appointed on November 4, 2014 to serve a one-year term and to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s Bylaws (“Bylaws”) and the provisions of the Delaware General Corporation Law. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or are removed in accordance with the Company’s Bylaws and the provisions of the Delaware General Corporation Law.

             The Company’s officers will hold office until removed by the Board of Directors in accordance with the Company’s Bylaws and the provisions of the Delaware General Corporation Law.

Certain Relationships and Reverse Splits

             There are no family relationships between any of our current directors or officers. During our fiscal year ended June 30, 2014 and the previous fiscal year, there were no transactions with related parties other than as noted below. To our knowledge, and except as set forth below, the directors and officers are not currently and have not been involved in any material proceeding adverse to the Company or have a material interest adverse to the Company, or any transactions with the Company or any of its directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

From time to time prior to and during the year ended June 30, 2014, African Heavy Machinery Limited, a company of which Stephen Abu, one of our past officers, is an owner, advanced the Company funds through the payment of costs and expenses relating to our operations in Ghana and, in addition to those advances, loaned $12,000 cash to the Company.  At June 30, 2013 the outstanding and unpaid advances totaled $102,207. These amounts were included in accounts payable on the Company’s financial statements for the year ended June 30, 2013.   In November 2013 the Company issued 44,800 shares of its common stock in full payment of the remaining principle balance of the loan and accrued interest, totaling $12,800.  On June 20, 2014 the company issued African Heavy Machinery Limited 3,500,000 shares in settlement of obligations totaling $116,609 (See Company’s Annual Report filed on Form 10-K with the SEC on October 20, 2014).

A company, which is an affiliate of Robert Bench, loaned $55,000 cash to the Company, which amount is included in Secured notes payable, related parties, on the Company’s financial statements for the year ended June 30, 2013. In August 2013 the Company paid cash of $19,000 in partial payment of the note and accrued interest and in November 2013 the Company issued 138,133 shares of its common stock in full payment of the remaining principle balance of the note and accrued interest, totaling $49,000. (See Company’s Annual Report filed on Form 10-K with the SEC on October 20, 2014).

On June 20, 2014 the Company settled a number of obligations to past and present officers, directors, and affiliates totaling $780,035 through the issuance of 8,013,284 shares of its common stock (See Company’s Annual Report filed on Form 10-K with the SEC on October 20, 2014).

On June 20, 2014, in conjunction with its sale of a wholly owned subsidiary, the Company issued to Ghana Journeys Limited, a company of which Stephen Abu, one of our past officers, is an owner, 4,755,000 shares of common stock, valued at $665,700, for the assumption of all outstanding liabilities of ASHG (See Company’s Annual Report filed on Form 10-K with the SEC on October 20, 2014).

During the year ended June 30, 2013, the Company issued 500,000 shares of common stock, as part of its Shai Hills lease acquisition, to a company to which one of the Company’s officers is an owner  (See Company’s Annual Report filed on Form 10-K with the SEC on October 20, 2014).

The Company determined that the provision of legal services to the Company by James Jensen, a former director of the Company and his law firm, ClearWater Law & Governance, LLC were offered and performed at rates that were fair in relation to the market for legal services and that such amounts and rates were fair and reasonable to the Company.  The total dollar amount of such services during the fiscal year ending June 30, 2013 was $27,360 and $2,229 as reimbursable expenses of which the Company paid $7,500 as of June 30, 2014. The total dollar amount of such services during the fiscal year ending June 30, 2014 was $28,956, of which the Company paid $50,796 through June 30, 2014 (See Company’s Annual Report filed on Form 10-K with the SEC on October 20, 2014).

Other than the transactions described above, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any of the directors or officers had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which any of the directors or officers is a party or in which they participate that is entered into or material amendment in connection with our appointment of any of the directors or officers, or any grant or award to any of the directors or officers or modification thereto, under any such plan, contract or arrangement in connection with our appointment of any of the directors or officers.

Director Independence

             During the fiscal year ended June 30, 2014, there were four independent directors on our Board of Directors. Of our current directors, only two are independent. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the SEC.

Meetings and Committees of the Board

             All proceedings of the Board of Directors are conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Delaware General Corporations Law and the Bylaws of our Company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.  We do not presently have a policy regarding director attendance at meetings.

             The Company has traditionally had both an Audit and a Compensation Committees. The Board of Directors has not established a Nominating or Governance Committee, in part because our Board of Directors believes that, at this stage of our development, all of our directors should be actively involved in the matters which would be addressed by such a committee.  We do not have a policy for electing members to the Board.

Family Relationships

             There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Nominations to the Board of Directors

             Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board of Director candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment. While we seek a diversity of experience, viewpoints and backgrounds on the Board, we have not established a formal policy regarding diversity in identifying directors.

 Leadership Structure and Role on Risk Oversight

             Mr. Robert Bench serves as the Company’s President and Chief Financial Officer. Mr. Brian Mertz serves as our Chief Executive Officer and as a director and Mr. Soren Jonassen serves as our Chairman and as a director.  We determined this leadership structure was appropriate for the Company due to our small size and limited operations and resources. The directors evaluate the Company’s leadership structure and modify such structure as appropriate based on the size, resources, and operations of the Company.  Our Board of Directors are exclusively involved in the general oversight of risks that could affect our Company.

Board Compensation

No fees were paid to our directors for the fiscal years ended June 30, 2014 or 2013.  All options which were granted to officers and directors for the years ended June 30, 2014 and 2014 were cancelled by the Company in exchange for the issuance of shares of common stock in the Company.

On a November 5, 2014, the Company approved compensation for its non-management Board members of $50,000, which amount shall be paid in common shares of the Company at a strike price of $0.025 per share.  These payments will be made only to Mr. Ole Siggety and Mr. Soren Jonassen. Management Directors will not be compensated for their services as directors.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named person for services rendered in all capacities during the years ended June 30, 2014 and 2013.  No other executive officers received total annual compensation in excess of $100,000.

Person	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Comp ($)	All Other Comp. ($)	Total ($)

Robert K. Bench (1)	2014	$28,000	-	-	-	-	$5,400	$33,400
Robert K. Bench (1)	2013	$47,000	-	-	-	-	-	$47,000

(1)
Mr. Bench has served as Agricon‘s President since October 2008 and Chief Financial Officer since November 30, 2008. On August 19, 2013, Mr. Bench was granted 2,000,000 non-qualified stock options. On June 20, 2014 all 2,000,000 options were canceled, none of which had vested.

Employment Contracts

The Company does not have employment agreements with any of its executive officers.

NAME CHANGE

On November 7, 2014, holders representing approximately 66.9% of the Company's outstanding common stock took action by written consent to change the name of the Company from Agricon Global Corporation to StrategaBiz, Inc.

The Board of Directors has authorized the change in the Company's name to StrategaBiz, Inc. In the judgment of the Board of Directors, the Company's new is a desirable generic name that more accurately reflects its business objectives as this time.

On November 5, 2014, the Board of Directors authorized a change in the name of the Company to StrategaBiz, Inc. to be effected through the filing of an Amended and Restated Certificate of Incorporation (“Restated Certificate”). A form of the Restated Certificate of the Company is attached to this Information Statement as Exhibit A.

REVERSE SPLIT OF COMMON STOCK

On November 7, 2014, holders representing approximately 66.9% of the Company's outstanding common stock took action by written consent to authorize a reverse split to reduce the number of shares of outstanding common stock at the rate of 1 share for every 30 shares of common stock then outstanding (“Reverse Split”).

On November 5, 2014, the Board of Directors authorized the Reverse Split.

The Reverse Split will change neither the number of authorized shares of common stock nor the par value per share of common stock. None of the rights of the common stock are being changed as a result of the Reverse Split and, therefore, the rights of the holders of common stock will remain unchanged, including the right of one vote for each share of common stock in any action requiring a vote of the holders of common stock and the right to receive dividends when and if declared by the Board of Directors.

The Company is presently authorized under its Certificate of Incorporation to issue 100,000,000 shares of common stock. The Company is not proposing to reduce the amount of authorized shares of common stock. Following the Reverse Split, there will be approximately 3,288,280 shares of common stock outstanding. With approximately 96,700,000 shares of common stock authorized for issuance (as described below), the Company will have unissued shares for future issuance.

Stockholders holding fewer than 30 shares of the Company’s common stock immediately prior to the effective time of the Reverse Split will no longer own such shares after the Reverse Split and instead will be entitled to receive a cash payment from the Company of $0.10 for each such share, without interest (see “Special Treatment of Stockholders Holding Fewer Than 30 Common Shares and Fractional Share Treatment”  “Effects of the Reverse Split”).

All stockholders of the Company, other than stockholders holding fewer than 30 shares of Company common stock immediately prior to the effective time of the Reverse Split, will  hold after the Reverse Split a number of shares of the Company’s common stock equal to 1/30th of the number of shares of Company’s common stock held prior to the Reverse Split.  Shareholders will not receive fractional shares and all fractional shares will be rounded either up or down to the nearest whole share.  (see “Effects of the Reverse Split”).

The Reverse Split will be effected by the Company filing the Restated Certificate.  The approval of the Restated Certificate to change the Company's name requires the affirmative vote of a majority of the shares of voting securities outstanding and entitled to vote. On November 7, 2005, the action to change the name of the Company was approved by written consent of holders of a majority of the Company’s common stock, holders. As such, no vote or further action of the stockholders of the Company is required to approve the name change. You are hereby being provided with notice of the approval of the name change by less than unanimous written consent of the stockholders of the Company.

The Company intends to file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly after the twentieth day after the date this Information Statement has first been sent to stockholders, or on or about December 15, 2015.

There is no intention to take the Company private because of the Reverse Split or otherwise.  Stockholders do not have any dissenter or appraisal rights in connection with the Reverse Split.

CASH OUT OF STOCKHOLDERS HOLDING FEWER THAN 30 COMMON SHARES AND FRACTIONAL SHARE TREATMENT

The Company's Board of Directors approved a cash-out of those stockholders of record as of November 25, 2014 holding fewer than 30 shares of common stock to prevent those stockholders from holding fractional shares after the reverse split.

Each stockholder owning fewer than 30 shares of common stock immediately before the effective time of the Reverse Stock Split will receive from the Company $0.10 in cash, without interest, for each of such shares of common stock; and (b) each stockholder owning of record 30 or more shares of common stock immediately before the effective time of the Reverse Split will, after the Reverse Split, hold the number of shares of common stock equal to 1/30th of the number held prior to the Reverse Split.

 For purposes of the Reverse Split, we will presume that shares of the Company’s common stock held by a discrete owner are held distinct from shares held by any other owner except where the names of the owners are the same or substantially similar and the Company has reason to believe based on the holder’s addresses or other indications that the shares are held by the same record owner.  The shares held in any account that holds of fewer than 30 shares of common stock immediately prior to the effective time of the Reverse Split will be purchased in the Reverse Split.

The Company shall have full discretion and exclusive authority (subject to its right and power to delegate or assign such authority or any related task or responsibility to any other person) to:

           ●           make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Reverse Split; and

           ●           resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the Reverse Split. All such determinations by Reverse Split shall be final and binding on all parties, and no person or entity shall have any recourse against Reverse Split or any other person or entity with respect thereto.

No fractional shares will be issued for any fractional share interest created by the Reverse Split and held by a stockholder with more than 1 share after the Reverse Split; fractional interests created by the Reverse Split will be rounded to the nearest whole share.

REASONS FOR REVERSE SPLIT AND SPECIAL TREATMENT

The Company believes the recent per share price of the common stock may have an adverse effect on the marketability of its existing shares and the amount and percentage of transaction costs paid by individual stockholders. Based on the Company's current capital structure, the Company's ability to raise capital by issuing new shares may also be affected because the Company is very near its maximum authorization.

The Company believes that the Reverse Split may also be advantageous to the Company and its stockholders, because it may provide the opportunity for higher share prices based upon fewer shares outstanding. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

As a general rule, potential investors who might consider making investments in the Company may be unwilling to do so when the company has a large number of shares issued and outstanding with little or no stockholders' equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as a general rule of experience. A reduction in the total outstanding shares may, without any assurance, make the Company's capitalization structure more attractive.

There is no assurance that any effect on the price of the Company's common stock will result, or that the market price for the Company's common stock, immediately or shortly after the Reverse Split becomes effective, will rise, or that any rise which may occur will be sustained. The Company is proposing the steps it deems the best calculation to meet the market attractively; however, the Company cannot control the market's reaction. Further, there can be no assurances given that a higher market price, if it occurs as a result of the Reverse Split, will encourage more broker-dealers or investors to become involved in the Company's common stock.

It should also be noted that the liquidity of the Company's common stock might be adversely affected by the Reverse Split given the reduced number of shares of common stock that would be outstanding after the Reverse Split. The Company's Board of Directors anticipates, however, that the expected higher market price as a result of the Reverse Split will reduce, to some extent, the negative effects on the liquidity and marketability of the Company's common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Prior to the Reverse Split, there are approximately 387 stockholders holding less than 30 shares.  Through the Reverse Split, these stockholders will be cashed out, which will reduce the total number of stockholders in the Company which will reduce future expenses associated with such stockholders.

EFFECT OF REVERSE SPLIT

The following table sets forth the effect of the reverse split and the special treatment being afforded to Eligible Holders to preserve round lot stockholders.

TABLE SHOWING EFFECT OF 1 FOR 30 REVERSE SPLIT

NUMBER OF SHARES HELD BY STOCKHOLDER	NUMBER OF SHARES HELD BY STOCKHOLDER
PRIOR TO REVERSE SPLIT	AFTER REVERSE SPLIT

Less than 30 shares	0 (Cashed Out)

30 or more shares	1 share for each 30 Shares
(rounded to the nearest whole share)

Under the Reverse Split, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Company's Board of Directors to issue authorized and unissued shares of common stock without further stockholder action. The issuance in the future of such additional authorized shares of common stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions the Company's Certificate of Incorporation or Bylaws.

The Company believes that the Reverse Split will reduce the number of record common stockholders from approximately 810 to approximately 420.  The Company also believes that the holders of approximately 1,419 common shares will receive cash in exchange for all of their shares in the Reverse Split.  Each of these estimates uses the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name.  Based on these estimates, the number of outstanding shares of common stock will decrease from 98,660,002 shares, as of November 7, 2014, to approximately 98,658,583 shares pre-Reverse Split (a reduction of approximately 0.0014%) and approximately 3,288,619 shares post-Reverse Split.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

General

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property (see “– No Appraisal or Dissenters’ Rights; Escheat Laws,” below).  No service charges or brokerage commissions will be payable by stockholders in connection with the Reverse Split. The Company will not pay any interest on any cash amounts payable to its stockholders as a result of the Reverse Split.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name.  Notwithstanding anything to the contrary contained in this Information Statement, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Split that may lead to a different result.   For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 30 or more shares, and the nominee may not be obligated to treat the Reverse Split as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Holders of Certificated Shares of Common Stock

Promptly after the Reverse Split, the Company will mail to each stockholder, based on information available to the Company, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Company) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates, if any or the issuance of a new certificate.  Upon surrender of a certificate for cancellation to the Company, if any, together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate or a new certificate, and the certificate so surrendered shall be canceled.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE COMPANY. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

REGULATORY APPROVALS

The Company is not aware of any material governmental or regulatory approval required for completion of the Reverse Split, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.

NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS

Stockholders do not have appraisal or dissenters’ rights under Delaware state law or the Company’s Certificate of Incorporation or Bylaws in connection with the Reverse Split.  The Company does not intend to obtain counsel or appraisal services for unaffiliated stockholders at the expense of the Company.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the effective date of the Reverse Split in which to claim the cash payment payable to them.  Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of the Company, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state.  If the Company does not have an address for the holder of record of the shares being purchased in the Reverse Split, then unclaimed payments to such holders, would be turned over to the Company’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

ACCOUNTING CONSEQUENCES

Upon the Reverse Split becoming effective, the par value per share of common stock would remain unchanged at $0.0001 per share. As a result, on the effective date of the Reverse Split, the stated capital on the Company's balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss and net book value per share of common stock will be increased because there will be fewer shares of common stock outstanding. It is not anticipated that any other accounting consequences would arise as a result of the reverse split.

REQUIRED CONSENT

On November 7, 2014, the reverse split was approved by the written consent of holders of a majority of the Company's common stock, holders of a majority of the Company's common stock. On November 5, 2014, the Board of Directors approved the reverse split. The approval of the reverse split requires the affirmative vote of a majority of the shares of voting securities outstanding and entitled to vote. As such, no vote or further action of the stockholders of the Company is required to approve the reverse split. You are hereby being provided with notice of the approval of the reverse split by less than unanimous written consent of the stockholders of the Company.

Promptly after the twentieth day after the date this Information Statement has first been sent to stockholders, the Company intends to set the effective date for the reverse split and take all other required actions to complete the reverse split consistent with the foregoing.

FINANCIAL INFORMATION

 The audited financial statements included in the Company’s annual report on Form 10-K for the year ended June 30, 2014 and the unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 are incorporated in the Information Statement by Reference.

 COST OF THIS INFORMATION STATEMENT

The costs associated with the preparation, filing, printing and distribution of this information statement and the payment of any cash payments to stockholders will be paid by the Company.

AVAILABLE INFORMATION

Please read all the sections of this information statement carefully. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed by the company with the SEC may be inspected without charge at the public reference section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these materials may be obtained from the SEC's website at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The following documents, which are on file with the Commission (Exchange Act File No. 000-16075) are incorporated in this Information Statement by reference and made a part hereof:

(i) Annual Report on Form 10-K, for the fiscal year ended June 30, 2014.

(ii) Quarterly Report on Form 10-Q for the period ended September 30, 2014.

(iii) Current Report on Form 8-K filed October 8, 2010.

(iv) Schedule 14f-1 Information Statement filed October 22, 2005, reporting the proposed change in control of the Company.

The Annual Report, the Quarterly Reports and the Current Reports contain important information about the Company and its financial condition.

All documents filed by the company with the Commission pursuant to

Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the effective date hereof shall be deemed to be incorporated by reference in this information statement and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this information statement and filed with the Commission prior to the date of this information statement shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

The Company will provide without charge to each person to whom this information statement is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Company at 922 Chappel Valley Loop, Lehi, Utah 84043, and its telephone number is (801) 592-3000.

AGRICON GLOBAL CORPORATION

By Order of the Board of Directors

/s/ Robert K. Bench

President and Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AGRICON GLOBAL CORPORATION

Agricon Global Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.           The name of the Corporation is Agricon Global Corporation.  The original name of this Corporation was BayHill Capital Corporation and the date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was April 24, 2008, the original Certificate of Incorporation of the Corporation was subsequently amended on March 19, 2012.

B.           This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

C.           This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of such corporation in accordance with Section 228 of the DGCL.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

D.           The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, AGRICON GLOBAL CORPORATION has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer of the Corporation, on November 7, 2014.

/s/ Robert K Bench

Robert K. Bench, President

EXHIBIT A

ARTICLE I

The name of the Corporation is Strategabiz, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“DCGL”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

1.           Authorized Shares.

(a)           The aggregate number of shares that the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock (“Common Stock”), having a par value of $0.0001 and four hundred thousand (400,000) shares of preferred stock (“Preferred Stock”), having a par value of $0.0001.

(b)           Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors may determine, subject to any applicable requirements of the Investment Company Act of 1940 (the “1940 Act”), without shareholder approval, as hereinafter provided.  The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of Preferred Stock.  Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall (i) fix and determine, and is hereby expressly empowered to fix and determine, by resolution, or resolutions, the designations, powers, preferences, relative participating rights, option rights and other special rights, qualifications limitations, and restrictions of the shares of such series and (ii) make such filings and recordings with respect thereto as required by the DGCL.  Each series of Preferred Stock shall be given a distinguishing designation.

(c)           The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock.  All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which any dividends thereon shall be payable and, if cumulative, shall cumulate.

(d)           Unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution, or resolutions, by the Board of Directors and appropriate filing and recording to the extend required by the DGCL.  In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, resume the status of authorized by unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.

2.           Reverse Stock Split.  Upon this Amended and Restated Certificate of Incorporation (“Restated Certificate”) becoming effective and without any further action required by the Corporation or its stockholders, and occurring as a one-time event, each share of the Corporation’s then outstanding Common Stock shall be converted and reconstructed into 1/30 shares of Common Stock (the “Reverse Stock Split”).  No further adjustment of any preference or price set forth in this Article IV shall be made as a result of the Reverse Stock Split.  In lieu of any fractional shares to which a holder would otherwise be entitled after effectuating the Reverse Stock Split with respect to all shares of Common Stock held by such holder, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post Reverse Stock Split).

ARTICLE V

1.           Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VI

1.           To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.           The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.  The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

3.           The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

4.           Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

1.           For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a)           The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

(b)           The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required for any action to adopt, amend or repeal any provision of the Bylaws of the Company by the stockholders.

(c)           Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

1.           Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the corporation may be kept outside of the State of Delaware at such places or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

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